FOR IMMEDIATE RELEASE

Rockwell Medical Sends Important Message to Richmond Brothers' Clients: You Have the Sole Authority to Vote Your Own Shares

Reminds Shareholders Not to be Misled by Richmond Brothers' Previous Claim to Control 11.8% of Rockwell

Clarifies that David Richmond and Mark Ravich Each Personally Own Less Than 1% of Rockwell

Believes Richmond Brothers Has Made Misleading Statements While Promoting a Self-Serving Agenda to Gain Control of the Company

Urges Shareholders to Vote the WHITE Proxy Card Today to Keep Rockwell Strong and to Maximize Share Price

Best Ways to Vote are Online or by Telephone

WIXOM, Michigan—May 25, 2017— Rockwell Medical, Inc. (NASDAQ:RMTI) today issued an open letter to all Rockwell Medical shareholders urging them to vote on the WHITE proxy card, and reminding them not to be misled by Richmond Brothers' false narrative.
VOTE TODAY TO MAKE SURE YOUR VOTE COUNTS
To keep Rockwell Medical moving forward on the right path to commercialize Triferic and maximize the full value of Rockwell's share price, the Board of Directors unanimously recommends shareholders vote on the WHITE proxy card today "FOR" David Domzalski, "FOR" each of the proposals listed in the proxy statement and "FOR" holding the "say on pay" advisory vote on executive compensation every THREE years.
Shareholders that have already voted the blue proxy card still have time to change their vote.  Shareholders are encouraged to act quickly by voting today at www.proxyvote.com or by calling 1-800-454-8683.
All materials related to the Annual Meeting, including the Company's proxy statement and shareholder presentation, can be found on the company's website at www.rockwellmed.com.
The full text of the letter follows:

Dear Fellow Shareholder:
TIME IS SHORT AND YOUR VOTE IS IMPORTANT
 PLEASE VOTE TODAY ONLINE OR BY PHONE
Rockwell's 2017 Annual Meeting of Shareholders is on June 1st – just a few days away.   Whether or not you plan to attend the Annual Meeting, you have the opportunity to protect your investment in Rockwell by voting the WHITE proxy card TODAY.  Please vote each and every WHITE proxy card you receive since you may own Rockwell shares in multiple investment accounts.
Rockwell's Board is actively engaged and committed to ensuring that Rockwell remains on the right path to maximizing the value of Triferic and Calcitriol around the world.  This is an important time for Rockwell and we believe David Richmond and Mark Ravich's short-sighted, self-serving agenda to ultimately gain control of the Company would only serve to benefit themselves, not all shareholders.  Vote today to ensure that the Board of Directors remains truly independent and that management has your support to execute a strategy that can deliver long-term outstanding results for shareholders.
The choice is clear.  A vote "FOR" David Domzalski, a completely independent, seasoned industry executive who can help facilitate efforts to execute our drug commercialization strategy and help recruit additional high-quality institutional investors, is a vote in support of a team that:

•	Is executing the right strategy for maximizing the profitability of Triferic and laying the foundation for sustainable growth in attractive markets around the world;
•	Has adopted several enhancements to its corporate governance structure and compensation practices to ensure the Company is appropriately structured as it evolves, with best-in-class standards;
•	Has added a new director (Dr. Robin Smith) in the past 12 months who brings extensive strategic, operational and management experience relevant to our current and future business; and
•
Has nominated an extremely well-qualified, independent candidate to the Board (David Domzalski) who brings decades of experience launching new drugs and negotiating with CMS for favorable reimbursement.

In stark contrast, we believe Richmond Brothers and Mark Ravich would put the value of your investment at risk for their own self-serving purposes.
Richmond and Ravich have:

•
Threatened to gain control of Rockwell (without paying a premium to Rockwell shareholders) by getting Mark Ravich on the Board this year and running another costly and distracting proxy contest next year;

•
Suggested that they now have a better strategy to maximize the value of Triferic, when in fact they have stated previously that they believe Triferic will be successful, and seeking add-on reimbursement is the right approach;

•
Misrepresented their voting power to shareholders by claiming they had the authority to vote more than 5.1 million shares, but later acknowledged this was not true.  This acknowledgement only came after a hearing before a US District Court Judge who questioned their inaccurate statement;

•
Attempted to artificially inflate their individual ownership status by stating they control more than 20% of Rockwell's stock (and are now seeking to control 20% of the Board this year), when in fact they each personally own less than 1% of the Company;

•
Nominated Mark Ravich to the Board even though we believe he has consistently generated income for himself, at the expense of other Rockwell shareholders, by loaning his shares to short-sellers -- who only profit when Rockwell's stock price declines; and

•	Nominated Mark Ravich to the Board even though he has no experience related to Rockwell's business and has a decidedly poor track record of performance at other companies.
Rockwell's Board is composed of directors who beneficially own approximately 11% of Rockwell Medical and who are fully aligned with the interests of all shareholders.  They are uniquely qualified, independent, and comprised of proven leaders who possess a broad range of commercial, managerial, clinical and operational experience who are committed to help in advancing the Company's strategy to maximize Rockwell's share price.
This is a critical time in Rockwell's history.  The addition of David Domzalski will ensure your board is independent and stronger than ever, providing rigorous oversight of the Company's progress.
If you have previously returned a blue proxy card you received from Richmond Brothers, you have every right to change your vote by using the WHITE proxy card. Only your validly executed vote (online, by phone or by mail) with the latest date will count toward this critical vote.
On behalf of the Board of Directors and management team, we appreciate your continued support.
Sincerely,
The Rockwell Medical Board of Directors

If you voted the Blue proxy card you can change your vote using the WHITE proxy card.
Many shareholders have changed their votes after getting all the facts and recognizing that Mr. Ravich and Richmond Brothers are protecting their own self-interests.

IMPORTANT VOTING INFORMATION
Make sure your vote counts in time!
Please vote online today at www.proxyvote.com or by calling 800-454-8683.

VOTE
"FOR" DAVID DOMZALSKI

VOTE
"FOR" THE COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS

VOTE
"THREE YEARS"
with respect to the frequency of shareholder advisory votes
on the Company's executive compensation

VOTE
"FOR" APPROVAL OF THE
2017 LONG TERM INCENTIVE PLAN

VOTE
"FOR" PLANTE & MORAN
as the Company's independent registered public accounting firm

VOTE ONLINE  | VOTE BY PHONE  |  VOTE BY MAIL

If you have any questions or require any assistance with voting your shares, please contact the Company's proxy solicitor DF King

Telephone: 212-269-5550 or 800-884-4725 |  Email: Rockwell@dfking.com

Vote today at www.proxyvote.com or 1-800-454-8683

About Rockwell Medical
Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell's innovative drug Triferic is the only FDA approved therapy to replace iron and maintain hemoglobin in hemodialysis patients suffering from anemia. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market and globally.

Rockwell's FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy.  Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell's products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Rockwell has three U.S. manufacturing/distribution facilities.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to sell and market Calcitriol and Triferic. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It
Rockwell Medical, Inc. (the "Company"), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders.  Information regarding the names and affiliations of individuals who are participants in the solicitation of proxies of the Company's shareholders and their respective direct or indirect interests in the Company, by security holdings or otherwise, can be found in the Company's definitive proxy statement for its 2017 Annual Meeting of Shareholders, including the schedules and appendices thereto, which was filed with the Securities and Exchange Commission ("SEC") on April 21, 2017.  Investors and shareholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying WHITE proxy card and any other documents filed by Rockwell Medical, Inc. with the SEC when they become available, as they will contain important information.  Shareholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying WHITE proxy card, and other documents filed by Rockwell Medical, Inc. with the SEC for no charge at the SEC's website at www.sec.gov.  Copies will also be available at no charge by writing to Rockwell Medical, Inc., Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393.  In addition, copies of the Company's proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 or by calling toll-free 1-800-884-4725.
Triferic® is a registered trademark of Rockwell Medical, Inc.

Contact:
Michael Rice
LifeSci Advisors, LLC
646-597-6979

Proxy Solicitor Contact:
Richard Grubaugh
D.F. King & Co.
212-269-5550 or 1-800-884-4725